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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2
                                (AMENDMENT NO.)(1)


                              NEUROGEN CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   64124E 10 6
                                 (CUSIP Number)



                                 JANUARY 3, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.         64124E 10 6                             13G       PAGE 2 OF 8 PAGES
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
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) /X/  (b) / /
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
----------------------------------------------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES           -------------------------------------------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            450,124
           EACH            -------------------------------------------------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH            -------------------------------------------------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                            450,124
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   450,124
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                        / /
----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   3.1%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
----------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         64124E 10 6                             13G       PAGE 3 OF 8 PAGES
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
   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND II, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) /X/  (b) / /
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
----------------------------------------------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES           -------------------------------------------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            467,494
           EACH            -------------------------------------------------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH            -------------------------------------------------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                            467,494
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   467,494
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                        / /
----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   3.2%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
----------------------------------------------------------------------------------------------------------------------

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CUSIP NO.         64124E 10 6                             13G       PAGE 4 OF 8 PAGES
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
   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) /X/  (b) / /
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
----------------------------------------------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES           -------------------------------------------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            963,604
           EACH            -------------------------------------------------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH            -------------------------------------------------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                            963,604
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   963,604
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                        / /
----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   6.5%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
----------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         64124E 10 6                             13G       PAGE 5 OF 8 PAGES
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
   1      NAME OF REPORTING PERSON:
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

----------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a) /X/  (b) / /
----------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
----------------------------------------------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES           -------------------------------------------------------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            963,604
           EACH            -------------------------------------------------------------------------------------------
         REPORTING             7    SOLE DISPOSITIVE POWER
          PERSON                             0
           WITH            -------------------------------------------------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                            963,604
----------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   963,604
----------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                                                        / /
----------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   6.5%
----------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA, CO
----------------------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.         64124E 10 6          13G       PAGE 6 OF 8 PAGES
---------------------------------                ------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Neurogen Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  35 Northeast Industrial Road
                  Branford, CT  06405

ITEM 2(a).        NAME OF PERSON FILING:

                  This amendment to Schedule 13G is being filed on behalf of the following persons*:

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     Biotechnology Value Fund II, L.P. ("BVF2")
                  (iii)    BVF Partners, L.P.  ("Partners")
                  (iv)     BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of the persons comprising the group filing this amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:                          a Delaware limited partnership
                  BVF2:                         a Delaware limited partnership
                  Partners:                     a Delaware limited partnership
                  BVF Inc.:                     a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of securities beneficially owned by the persons filing this amendment to Schedule 13G is common stock.

ITEM 2(e).        CUSIP NUMBER:

                  64124E 10 6

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CUSIP NO.         64124E 10 6          13G       PAGE 7 OF 8 PAGES
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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK
                  THIS BOX:         /X/

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp.2 - 5) on this amendment to Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  BVF shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF and BVF2, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. BVF Inc. also shares voting and dispositive power over the shares of the Stock they beneficially own with, in addition to BVF, BVF2 and Partners, certain other managed accounts on whose behalf BVF Inc., as investment manager, purchased such shares. None of the managed accounts individually own more than 5% of the Stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A
                  GROUP:

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

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CUSIP NO.         64124E 10 6          13G       PAGE 8 OF 8 PAGES
---------------------------------                ------------------------------


ITEM 10.          CERTIFICATION
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this amendment to Schedule 13G is true, complete and correct.

Dated:   January 7, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            --------------------------
                                            Mark N. Lampert
                                            President

                  BIOTECHNOLOGY VALUE FUND II, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:     /s/ Mark N. Lampert
                                            --------------------------
                                            Mark N. Lampert
                                            President

                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:      /s/ Mark N. Lampert
                                    --------------------------
                                    Mark N. Lampert
                                    President

                  BVF INC.


                  By:      /s/ Mark N. Lampert
                           --------------------------
                           Mark N. Lampert
                           President